Exhibit 10.3

AMENDMENT TO INTERIM SERVICES AGREEMENT
THIS AMENDMENT to the Interim Services Agreement, dated November 8, 2015 (the “Agreement”) is made this 20th day of January, 2016 (effective as of January 1, 2016, the “Effective Date”), by and between Jason Industries, Inc. (“Company”) and Jeffry N. Quinn (“Quinn”).
RECITALS
WHEREAS, on the Effective Date, Quinn will continue serving as the Chief Executive Officer of the Company on a non-interim basis; and
WHEREAS, the parties desire to amend the Agreement to reflect that Quinn is no longer providing service to the Company on an interim basis and to modify certain terms of his arrangement in connection therewith.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	As of the Effective Date, the Agreement is amended as follows:

A.	Section 1.01(a) is amended to read in its entirety as follows:

During the term of this Agreement, Quinn shall provide to the Company the non-exclusive services of Chief Executive Officer of the Company in accordance with the terms and provisions of this Agreement and shall continue to serve as Chairman of the Board. Quinn will perform all duties normally associated with that of a Chief Executive Officer, including, without limitation, responsibility for the general management and control of the business and affairs of the Company and responsibility to keep the Board appropriately informed regarding the business and affairs of the Company. In his capacity as the Chief Executive Officer of the Company, Quinn shall be subject to the oversight of the Board and shall report to the Board. During the term of this Agreement, including any renewal periods thereof as set forth in Section 2, Quinn shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties of the Chief Executive Officer of the Company.

B.Section 2.01 is amended to read in its entirety as follows:
This Agreement shall commence effective as of November 8, 2015, and shall continue through December 31, 2016, unless the Agreement is terminated prior to the end of such term as provided in Section 2.02 below. At the conclusion of the initial term, this Agreement shall automatically renew on a month-to-month basis, unless either party provides notice to the other of non-renewal at least thirty (30) days in advance of the first of any calendar month, or unless this Agreement is terminated as provided in Section 2.02 below.

C.	Section 2.02 is amended to read in its entirety as follows:
This Agreement may be terminated (i) by the Company at any time without Cause; (ii) immediately upon Quinn’s death, permanent and total disability, or resignation as the Chief Executive Officer; (iii) immediately by the Company for Cause; or (iv) upon the mutual written consent of the Company and Quinn.

D.	Section 3.01 is amended to read in its entirety as follows:
In consideration of Services furnished by Quinn hereunder, the Company shall pay to Quinn a monthly fee in the amount of One Hundred Thousand Dollars ($100,000.00) through December 31, 2015, and effective January 1, 2016, a monthly fee in the amount of Sixty Thousand, Seven Hundred and Eight Dollars and Thirty-Three Cents ($60,708.33). Quinn shall be paid his monthly fee in arrears on the 15th and last day of each month.

In addition, commencing with the 2016 calendar year, Quinn will be eligible to receive an annual cash bonus (the “Bonus”) with respect to each calendar year or a portion thereof in the amount of one hundred percent (100%) of Quinn’s annual fees paid during such calendar year upon achievement of target-level performance (the “Target Bonus”).  The actual amount of any Bonus shall be determined pursuant to the annual bonus plan, which shall be determined by the Board.  All Bonuses shall be paid in the calendar year following the calendar year to which they relate at the same time bonuses are paid to senior executives of the Company, and the Company shall use commercially reasonable efforts to make payment of any such Bonus by March 15 of the calendar year following the calendar year to which such Bonus relates.  In the event this Agreement is terminated by the Company (for other than Cause) or due to the Company’s decision to not renew the Agreement, Quinn shall be entitled to receive (1) the Bonus earned for the most recently completed calendar year preceding the date of termination, if it is has not yet been paid, and (2) the Bonus for the calendar year in which the termination occurs, in an amount equal to the product of (x) the percentage of the days in the applicable calendar year through the date of termination and (q) the Bonus amount due for such year, based on the level of achievement of the performance goal(s) established for such year; in each case, payable at the time the Bonus is normally paid as set forth above. The Company’s obligation to make the Bonus payments to Quinn as described herein shall survive the termination of this Agreement.

E.	The first sentence of Section 3.02 is amended, and a new second sentence is added to read as follows:

The Company shall reimburse Quinn for all reasonable expenses incurred by Quinn in the performance of the Services hereunder and all matters related thereto, including, but not limited to, reasonable relocation and temporary housing expenses in the Milwaukee, Wisconsin area (through March 31, 2016) and reasonable travel expenses to and from St. Louis or New York for the purposes of providing the Services hereunder. In addition, Quinn will be reimbursed a lump sum of $75,000 to cover a portion of the costs associated with the subletting of his previous office.

F.	Section 5.04 is amended to read in its entirety as follows:

At all times during which Quinn is acting as the non-employee Chief Executive Officer of the Company, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Quinn in the same amount as for members of the Board in respect of acts and omissions of Quinn in his capacity as the Chief Executive Officer or as a director of the Company and occurring during Quinn’s service as the non-employee Chief Executive Officer or service as a member of the Board (or both), which coverage (to the extent otherwise maintained for members of the Board)

shall continue for so long as Quinn is subject to liability (or threatened claim of liability) for any act or omission otherwise covered by such insurance. These obligations shall survive the termination of this Agreement.

2.	Except as described above, in all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective on the Effective Date.

JASON INDUSTRIES, INC.

By: /s/ Sarah Sutton
Name: Sarah Sutton
Its: CFO

JEFFRY N. QUINN

/s/ Jeffry N. Quinn
Jeffry N. Quinn

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